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                                                  OMB Number          3235-0145
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934
                               (Amendment No. 3)*


                              BALDWIN TECHNOLOGIES
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   058264 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement | |. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (20-88)

CUSIP No. 058264 10 2                 13G                    Page  2 of  5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SHUFRO, ROSE & CO., LLC       13-5390713

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     A LLC ORGANIZED UNDER THE LAWS OF THE STATE OF NEW YORK

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           74,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NONE
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         792,200
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NONE
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     792,200

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.12

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BD & IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        SCHEDULE 13G UNDER THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (Amendment No. 3)


Check the following box if a fee is being paid with this statement:        [ ]

Item 1(a).     Name of Issuer:

               Baldwin Technologies

Item 1(b).     Address of issuer's principal executive offices:

               One Norwalk West, 40 Richards Avenue
               Norwalk CT  06854

Item 2(a).     Name of person filing: SHUFRO, ROSE & CO., LLC

Item 2(b).     Address of principal business office:

               745 Fifth Avenue, New York, NY  10151

Item 2(c). Citizenship: Limited Liability Corporation formed under the laws of the State of New York.

Item 2(d).     Title of class of securities:

               Common

Item 2(e).     CUSIP NO.: 058264 10 2

Item 3. If this statement if filed pursuant to Rules 13d-1(b), of 13d2(b), check whether the person filing is a:

(a)            [X] Broker or dealer registered under section 15 of the Act.

(e) [X] Investment adviser registered under section 203 of the Investment Advisers Act of 1940.

(b, (c),(d),(f),(g): Not applicable

Item 4. Ownership. If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount beneficially owned:

               792,200

          (b)  Percent of class:

               5.12

          (c)  Number of shares as to which such person has:


          (i)  Sole power to vote or to direct the vote

               74,500

          (ii) Shared power to vote or to direct to vote

               None

         (iii) Sole power to dispose or to direct the disposition of

               792,200

          (iv) Shared power to dispose or to direct the disposition of

               None

Item 5.        Ownership of 5 Percent or Less of a Class.

                                 Not applicable.


Item 6.        Ownership of More Than 5 Percent on Behalf of Another Person.

                                 Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding Company.

                                 Not applicable


Item 8.        Identification and Classification of Members of the Group.

                                 Not applicable


Item 9.        Notice of Dissolution of Group.

                                 Not applicable


Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of signing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Disclaimer

     The  undersigned  expressly  declares that the filing of this  Amendment to
Schedule 13G shall not be construed as an admission that such person is, for the purpose of Section 13(d) or 13(g) of the Securities Act of 1934, the beneficial owner of any securities covered by this statement.

     Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               SHUFRO, ROSE & CO., LLC

Date: February 15, 2000                        /s/ Steven J. Glass
                                               --------------------------
                                                     Signature

                                           By:     Steven J. Glass
                                               --------------------------
                                                (Managing Director)